FIRST AMENDMENT TO THE
ADVISORY AGREEMENT
BY AND AMONG
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.,
Cole REAL ESTATE INCOME STRATEGY (DAILY NAV) Operating Partnership, LP
AND
COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) ADVISORS, LLC
This FIRST AMENDMENT of the ADVISORY AGREEMENT (this “Amendment”) is made as of February 8, 2013 by and among COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC., a Maryland corporation (the “Company”), Cole REAL ESTATE INCOME STRATEGY (DAILY NAV) Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) ADVISORS, LLC, a Delaware limited liability company (the “Advisor”). This Amendment amends that certain Advisory Agreement, dated as of September 28, 2011, by and among the Company, the Operating Partnership and the Advisor (the “Advisory Agreement”). All capitalized terms not defined herein shall have the meanings given to each in the Advisory Agreement.
WHEREAS, the Board, including all of the Independent Directors, has determined to amend Section 3.01(c) of the Advisory Agreement, effective as of January 1, 2013; and
WHEREAS, Section 6.04 of the Advisory Agreement provides that the Advisory Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by the parties thereto, or their respective successors or assignees;
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Effective as of January 1, 2013, Section 3.01(c) of the Advisory Agreement is hereby deleted and replaced with the following:
The Performance Fee will not be paid for any calendar year in which the Annual Total Return as a percentage of Stockholders’ invested capital as of the last Business Day of such calendar year is less than or equal to 6%. The Performance Fee will equal 25.0% of the difference between (i) the Annual Total Return and (ii) the amount required to provide the Stockholders an Annual Total Return of 6% for the measurement period (the “Priority Return”). In no event will the Performance Fee exceed 10.0% of the Annual Total Return in any calendar year. In the event the NAV per share for the Company’s common stock decreases below $15.00 (the “Base NAV”), the Performance Fee will not be calculated on any increase in NAV up to the Base NAV. In addition, the Performance Fee will not be paid with respect to any calendar year in which the NAV per share as of the last Business Day of the calendar year (the “Ending NAV”) is less than the Base NAV. The Base NAV is subject to downward adjustment in the event that the Board, including a majority of the Independent Directors, determines that such an adjustment is necessary to provide an appropriate incentive to the Advisor to perform in a manner that seeks to maximize stockholder value and is in the best interests of the Company’s stockholders. In the event of any stock dividend, stock split, recapitalization or similar change in the Company’s capital structure, the Base NAV shall be ratably adjusted to reflect the effect of any such event. The Advisor will begin the Performance Fee calculation with respect to each calendar year by taking the sum of (i) the Ending NAV and (ii) the cumulative distributions per share for the year, and then (iii) subtracting the NAV per share at the beginning of such year (the “Starting NAV”); provided, however, that if the Starting NAV is less than the Base NAV, the Base NAV shall be used as the Starting NAV for purposes of this calculation. The Advisor will then divide the resulting amount by the Starting NAV (or, if the Base NAV is used as the Starting NAV pursuant to the preceding sentence, the Base NAV) to calculate the total return per share, expressed as a percentage. If the total return per share exceeds 6% and the Ending NAV is greater than the Base NAV, then the Performance Fee is calculated by multiplying the excess percentage (the percentage above 6%) by 25%, and then multiplying the resulting amount by the Starting NAV (or, if the Base NAV is used as the Starting NAV in the total return calculation, the Base NAV). Finally, that amount is multiplied by the weighted average number of shares outstanding during the year (to reflect share issuances and/or share redemptions during the year) to arrive at the total amount of the Performance Fee, subject to the limitation set forth above that in no event will the Performance Fee exceed 10.0% of the Annual Total Return for the calendar year for which the Performance Fee is being determined. The Performance Fee for each calendar year for which the fee is payable shall be paid on or before the earlier of (y) promptly after the audited financial statements for such calendar year become available, or (z) March 15 of the year following such calendar year, provided that if this Agreement or its term expires without renewal prior to

December 31 of any calendar year, then the Performance Fee for such partial year shall be payable promptly after the Company files its unaudited financial statements on Form 10-Q for the quarter that includes the Termination Date, but in no event later than March 15 of the year following the partial year for such quarterly unaudited financial statements. The Performance Fee shall be payable for each calendar year in which this Agreement is in effect, even if the Agreement is in effect for less than a full calendar year.
2.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of such counterparts shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties.
3.    Except as specifically amended hereby and as previously amended, the Advisory Agreement shall remain in full force and effect.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) OPERATING PARTNERSHIP, LP

By: Cole Real Estate Income Strategy (Daily NAV), Inc. Its General Partner

By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV) ADVISORS, LLC

By:	/s/ Marc T. Nemer
Marc T. Nemer
Chief Executive Officer and President

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